COCA-COLA BOTTLING CO. CONSOLIDATED
                             1997 ANNUAL BONUS PLAN

PURPOSE

The purpose of the bonus plan is to provide additional incentive to officers and employees of the Company in key positions.

PLAN ADMINISTRATION

The plan will be administered by the Compensation Committee as elected by the Board of Directors. The Committee is authorized to establish new guidelines for administration of the plan, delegate certain tasks to management, make determinations and interpretations under the plan, and to make awards pursuant to the plan. All determinations and interpretations of the Committee will be binding upon the Company and each participant.

PLAN GUIDELINES

ELIGIBILITY: The Compensation Committee is authorized to grant cash awards to any officer, including officers who are directors and to other employees of the Company and its affiliates in key positions.

PARTICIPATION: Management will recommend annually key positions which should qualify for awards under the plan. The Compensation Committee has full and final authority in its discretion to select the key positions eligible for awards. Management will inform individuals in selected key positions of their participation in the plan.

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QUALIFICATION AND AMOUNT OF AWARD:

1. Participants will qualify for awards under the plan based

   (a) Corporate goals set for the fiscal year.

   (b) Division/Manufacturing Center goals or individual goals set for the fiscal year.

   (c) The Compensation Committee may, in its sole discretion, amend or eliminate any individual award.

2. The gross amount of the award will be specified as a percentage of base salary of the participant and will be determined on the following basis:

         Goal Achievement*              Amount of Award
          (in percent)                  (as a % of max.)

          89.0 or less                      0
          89.1 - 94                        80
          94.1 - 97                        90
          97.1 - 100                      100
         100.1 - 105                      110
         105.1 - 110                      120


3. The total cash award to the participant will be computed as follows:

   Gross Cash Award = Base Salary X approved bonus % X the indexed performance factor X overall goal achievement factor.
   *
4. The Compensation Committee will review and approve all awards for Executive Officers. The Committee has full and final authority in its discretion to determine the actual gross amount to be paid to participants. The gross amount will be subject to all local, state and federal minimum tax withholding requirements.


NOTE: * During 1997 the Company will initiate a plan to increase volume more so than in past years. This increase may affect earnings, OCF, FCF, etc. in Fiscal 1997. Therefore the Compensation Committee of the Board of Directors reserves the right to modify any calculated awards in #3 above for 1997 in recognition of these unique circumstances.

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5. Participant must be an employee of the Company on the date of payment to qualify for an award. Any participant who leaves the employ of the Company, voluntarily or involuntarily, prior to the payment date, is ineligible for any bonus. An employee who assumes a key position during the fiscal year may be eligible for a pro-rated award at the option of the Compensation Committee, provided the participant has been employed a minimum of three (3) months during the calendar year.

6. Awards under the bonus program will not be made if any material aspects of the bottle contracts with The Coca-Cola Company are violated.

PAYMENT DATE: Awards shall be paid upon notification from the Company's independent auditors of the final results of operations for the fiscal year. The Compensation Committee is authorized to establish an earlier payment date based on unaudited preliminary results.

SPECIAL AWARD PROVISION: Management may wish to recognize outstanding performances by individuals who may or may not be in eligible positions to receive an award. Management may recommend awards for such individuals, and the Compensation Committee is authorized to make such awards.

AMENDMENTS, MODIFICATIONS AND TERMINATION

The Compensation Committee is authorized to amend, modify or terminate the plan retroactively at any time, in part or in whole.

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                       APPROVED PERFORMANCE CRITERIA FOR
                       COMPENSATION COMMITTEE TO CONSIDER
                        IN AWARDING 1997 BONUS PAYMENTS

                                 CORPORATE GOALS

                                   WEIGHTAGE
PERFORMANCE INDICATOR              FACTOR                  GOAL**
1. Cash Flow:
   Operating Cash Flow (A)              25%               Approved Budget
   Free Cash Flow (B)                   25%               Approved Budget
2. Net Income                           10%               Approved Budget
3. Unit Volume                          20%               Approved Budget
4. Nielsen Market Share                 10%               Positive Share Swing
5. Value Measure                        10%               Approved Budget
   (9 X OCF - Debt)


NOTES:

1. A. Operating cash flow is defined as income from operations before depreciation and amortization of goodwill and intangibles.

   B. Free cash flow is defined as the net cash available for debt paydown after considering non-cash charges, capital expenditures, taxes and adjustments for changes in assets and liabilities, but before payment of cash dividends. Specifically excluded would be acquisitions and capital expenditures made because of acquisitions. Specifically excluded from operating cash flow are gains/losses from:

      - Sales of franchise territories.
      - Sales of real estate
      - Sales of other assets
      - Other items as defined by the Compensation Committee.

NOTE:

      **It should be noted that none of the goals reflect the possibility of a Joint Venture or acquisitions. Should these events occur the goals would need to be recalculated.

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2.    Net Income is defined as the after-tax reported earnings of the Company.

3. Unit Volume is defined as bottle, can and pre-mix cases, converted to 8 oz. cases.

4.    The following items will be considered for exclusions by the

      Committee:
      - Unusual or extraordinary events of more than $50,000

      - Impact of non-budgeted acquisitions made after January 1, 1997.

      - Adjustments required to implement unbudgeted changes in accounting principles (i.e., FASB rulings regarding health care benefits for retirees, deferred taxes, etc.).

      - Unbudgeted changes in depreciation and amortization schedules.

      - Premiums paid or received due to the retirement or refinancing of debt or hedging vehicles.

5. Bonus program will not be in force if any material aspects of the Bottle Contracts with TCCC are violated.

6. For purposes of determining 1997 incentive compensation, accounting practices and principles used to calculate "actual" results will be consistent with those used in calculating the budget.

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